Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS FIRST QUARTER SALES AND EARNINGS

SUFFERN, NY - NOVEMBER 27, 2007 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for the first fiscal quarter ended October 27, 2007.

First Quarter Results

Total net sales for the first quarter of fiscal year 2008 were $363.7 million, an increase of 1.5% over $358.4 million for the same quarter a year ago. The increase in net sales resulted from the opening of new stores, partially offset by a same store sales decline of 3%. Net sales for dressbarn decreased 6% to $228.2 million, compared to $242.1 million in the year ago quarter ended October 28, 2006. dressbarn same store sales decreased 8%. Net sales for maurices increased 16.5% to $135.5 million, compared to $116.3 million during the year ago quarter. maurices same store sales increased 8%.

Net earnings for the first fiscal quarter ended October 27, 2007 decreased to $19.6 million from $27.4 million for the same period of the prior year. Diluted earnings per share for the first quarter were $0.30 versus $0.40 per share in the same period of fiscal 2007.

Commentary

David R. Jaffe, President and Chief Executive Officer stated, “We have continued to manage our business cautiously and have focused on controlling costs and monitoring inventory levels closely. While we are particularly pleased with the strong sales performance of our maurices stores throughout the quarter, our dressbarn stores have been affected both by more cautious spending from consumers and by one of the warmest fall seasons on record. As a result, we have increased promotional activity to reduce seasonal inventory. There has been some recent improvement in the sales trend of our dressbarn stores towards the end of the quarter, but we expect an increased promotional retail environment for much of this holiday season.”

New Store Openings and Closings

During the first quarter of 2008, the Company opened 31 stores; 17 dressbarn stores and 14 maurices stores, while closing three dressbarn stores, resulting in a total net square footage growth of approximately 2%.

Exhibit 99.1

New $100 Million Share Repurchase Program

During the quarter, the Company completed its $75 million share repurchase program and its Board of Directors authorized a new program to repurchase up to $100 million of Dress Barn, Inc. Common Stock. The program authorizes the repurchase of Dress Barn Common Stock through open market purchases and/or privately negotiated transactions and will be subject to applicable SEC rules.

Fiscal July 2008 Reaffirms Guidance
The Company reaffirms its recently announced guidance for earnings per diluted share for fiscal 2008 in the range of $1.25 to $1.35. This estimate is based upon various assumptions, including estimated comparable store sales increases in the low single digits for the remainder of the year.

Conference Call Information

The Company will conduct a conference call today, November 27, 2007 at 4:30 PM Eastern Time to review its first quarter financial results followed by a question and answer session. Parties interested in participating in the conference should dial-in five minutes prior to the conference call at (617) 213-8845; the passcode is 47204865. The conference call will also be simultaneously broadcast at www.dressbarn.com. A recording of the conference call will be available until December 28, 2007 by dialing (617) 801-6888, the passcode is 82227489.

ABOUT DRESS BARN, INC.
Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of October 27, 2007, the Company operated 835 dressbarn stores in 46 states and 621 maurices stores in 42 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 28, 2007.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

Exhibit 99.1

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended
	October 27,		October 28,
	2007		2006
Net sales	$363,724	100.0%	$358,438	100.0%
Cost of sales, including occupancy and buying costs	224,215	61.6%	209,516	58.5%
Gross profit	139,509	38.4%	148,922	41.5%
Selling, general and administrative expenses	96,735	26.6%	93,728	26.1%
Depreciation and amortization	11,581	3.2%	10,837	3.0%
Operating income	31,193	8.6%	44,357	12.4%

Interest income	1,541	0.4%	1,380	0.4%
Interest expense	(1,215)	-0.3%	(1,231)	-0.3%
Other income	378	0.1%	372	0.1%
Earnings before income taxes	31,897	8.8%	44,878	12.5%
Income taxes	12,274	3.4%	17,460	4.9%
Net earnings	$19,623	5.4%	$27,418	7.6%

Earnings per share:
Basic	$0.33		$0.45
Diluted	$0.30		$0.40

Weighted average shares outstanding:
Basic	60,107		61,609
Diluted	65,891		69,352

Exhibit 99.1

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands

	October 27,	October 28,
ASSETS	2007	2006
Current Assets:		(As restated)*
Cash and cash equivalents	$46,999	$43,706
Restricted cash	-	100
Marketable securities and investments	150,592	133,828
Merchandise inventories	193,500	173,608
Deferred tax asset	6,547	1,672
Prepaid expenses and other	18,874	17,872
Total Current Assets	416,512	370,786

Property and Equipment	496,116	465,192
Less accumulated depreciation and amortization	234,414	224,699
Property and equipment, net	261,702	240,493

Deferred Tax Asset	9,089	-
Intangible Assets, net	108,626	109,937
Goodwill	130,656	130,656
Other Assets	21,590	17,950
TOTAL ASSETS	$948,175	$869,822

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable - trade	$95,395	$101,906
Accrued salaries, wages and related expenses	25,228	28,188
Other accrued expenses	48,451	43,763
Customer credits	14,980	16,450
Income taxes payable	9,489	18,218
Current portion of long-term debt	1,227	1,164
Convertible senior notes	115,000	115,000
Total Current Liabilities	309,770	324,689

Long-Term Debt	28,227	29,454
Deferred Rent and Lease Incentives	55,363	47,837
Other Long-Term Liabilities	56,405	21,819
Deferred Tax Liability	-	6,706
Total Liabilities	449,765	430,505
Shareholders' Equity	498,410	439,317
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$948,175	$869,822

*	Restated to reclassify convertible senior notes and deferred compensation between current liabilities and long-term liabilities.